EXHIBIT 5

April 14, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Global Entertainment Corporation
         2007 Long-Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Global Entertainment Corporation, a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8, filed on April 14, 2008 under the Securities Act of 1933, as amended (the "Act"), relating to the Company's registration of 360,000 shares of its Common Stock, no par value (the "Shares"), issuable pursuant to the 2007 Long-Term Incentive Plan of Global Entertainment Corporation (the "Plan").

     In that capacity, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ SQUIRE, SANDERS & DEMPSEY L.L.P.
                                 --------------------------------------------
                                 SQUIRE, SANDERS & DEMPSEY L.L.P.